Exhibit 10.6

[English Summary of Original Chinese Agreement]

Below is a summary of the material terms of the Overseas Center Warehouse Service Agreement between Hangzhou Cainiao Supply Chain Management Co., Ltd. (“CaiNiao” or “Party A”) and Joint Cross Border Logistics Company Limited. (“Logistics Provider” or “Party B”).

Content of Cooperation:

●	The content of this agreement is that Party B strictly adheres to the terms and conditions stipulated in the agreement to provide Party A with the agreed overseas center warehouse services and other value-added services, and charges service fees according to the fee standards and payment methods agreed with Party A.

Material Rights and Obligations:

●	If Party B does not ensure the stable operation of the system as per CaiNiao’s standards, does not cooperate in a timely manner when issues arise, or cannot arrange resources to develop or upgrade its own systems according to Party A’s business development needs, affecting the normal conduct of business, and fails to improve after receiving a written rectification notice from Party A, Party A has the right to charge Party B a penalty.

●	Party A has the right to regularly assess and monitor Party B’s overseas center warehouse services and other value-added services. Based on the assessment and monitoring results, if Party A believes that Party B has not met the agreed service standards, Party A has the right to handle it according to the agreed breach responsibilities. If Party B still fails to improve within the deadline set by Party A, Party A has the right to notify Party B to terminate this agreement and shall not bear any responsibility.

●	Party A has the right to require Party B to use the settlement system provided by Party A for online settlement services.

●	Party A has the right to require Party B to prepare the appropriate systems, business processes, and staffing according to Party A’s business planning.

●	Party B promises to abide by the rules set and published by Party A.

●	Party B, after providing the services agreed in this agreement, has the right to charge service fees on Party A according to the Service Item Quotation Table and provide Party A with legitimate and valid invoices.

●	If Party B subcontracts part of the services under this agreement to other service providers, Party B must ensure that such service providers must have the legal qualifications or permissions required, and the service process and commitments must meet the requirements of this agreement. Party B shall bear responsibility for any breach of duty or service defects of such service providers.

●	Party B is able to design, develop, deploy, and maintain IT system interfaces according to Party A’s technical interface specifications, and ensure the stable operation of the system.

●	Party A has the right to inquire about the status of goods, and Party B should actively cooperate.

●	Regardless of the reason for the dissolution or early termination of this agreement, Party B has an obligation to cooperate with Party A in the relevant handover work, including the handover of system data and the completion of deliveries or returns of goods currently stored by Party B.

●	Party B should properly save the package data for no less than six months, and Party A has the right to trace the data.

●	Party B has an obligation to cooperate with Party A in optimizing warehouse handling, in-warehouse automation operations, etc., and should provide adequate human resources and equipment resources to meet Party A’s operational optimization needs upon request.

Costs and Payment:

●	Both parties agree to calculate the logistics service fees according to the agreed Service Item Quotation Table attached to the agreement. Party B must timely provide the service status to Party A upon completion of the specific order service, and after the service status reaches the order completion node time agreed in the attachment, Party B shall provide the billing parameters and value-added fees, and support documents for the value-added fees to Party A within 30 days. If not provided within the timeframe, Party A will consider that Party B has waived the order fees, and no settlement will be made.

●	Party B can only charge Party A fees based on the cost items and standards agreed in the attachment and shall not charge any fees directly to merchants without the written consent of Party A.

●	Both parties agree to settle the logistics service fees on a monthly basis.

●	Unless otherwise agreed in writing by both parties, the logistics service fees will be settled in Chinese Yuan (CNY).

Breach of Contract and Termination of Agreement:

●	Any issues caused by Party B providing untrue, inaccurate, incomplete, or untimely logistics information shall be handled by Party B alone, and if this causes any loss to Party A, Party B shall compensate for it, and Party A has the right to demand that Party B pay a penalty and deduct it from the payments due to Party B. If Party B intentionally provides false information to Party A, Party A has the right to terminate the contract and demand compensation from Party B.

●	If either party fails to timely, comprehensively, and appropriately fulfill any of the obligations agreed under this agreement, it shall compensate the compliant party for all losses incurred, including but not limited to compensation and attorney fees. If Party B breaches the contract, it should also compensate for all losses incurred by the merchants, including but not limited to damages and attorney fees.

●	Either party has the right to unilaterally terminate this agreement immediately by written notice if any of the following situations occur:

(1) If due to breaches of contract or early termination of the agreement between Party B and the subcontractor, Party B fails to perform this agreement. Party B shall promptly notify CaiNiao, and CaiNiao will decide whether to terminate the cooperation early, but Party B shall still bear liabilities for breach of contract according to this agreement;

(2) Party B commits other major breaches of contract and fails to rectify within the reasonable period specified in CaiNiao’s written notice;

(3) Party B engages in other actions detrimental to CaiNiao or users, and fails to rectify within the deadline specified in CaiNiao’s notice;

(4) Either party enters any voluntary bankruptcy, bankruptcy, receivership, liquidation, debt restructuring process, or similar proceedings;

(5) Either party enters any involuntary bankruptcy, receivership, liquidation, debt restructuring process, or similar proceedings by law, and fails to withdraw such proceedings within 30 days after the application documents are submitted to the court by the applicant;

(6) Other situations agreed upon in this agreement.

●	CaiNiao may terminate this agreement at any time upon 30 calendar days’ prior written notice to Party B.

●	Before the expiry of this agreement, Party B has no right to unilaterally terminate this agreement. However, if Party B indeed cannot continue to provide the services under this agreement due to objective reasons, Party B should notify Party A in writing of the termination time and obtain Party A’s prior written consent, with the notification time at least 3 months in advance (counting from the confirmation by Party A).

●	If the termination of this agreement is caused by Party B, Party B shall compensate Party A for all losses incurred.

Effective Period of the Agreement:

●	This agreement is established after being signed by both parties, effective from April 1, 2024, to March 31, 2025. This agreement may be extended by a joint written agreement of both parties.

In addition to the above, this agreement also includes a number of standard and other terms and conditions not summarized above, such as service covenants, insurance, confidentiality and intellectual property clauses.

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